Exhibit 5.1

August 26, 2022
Sema4 Holdings Corp.
333 Ludlow Street, North Tower, 8th Floor
Stamford, Connecticut 06902
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-3 filed by Sema4 Holdings Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on August 26, 2022 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of:
•the issuance by the Company of up to an aggregate of 21,995,000 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”), consisting of: (a) up to 14,758,333 shares of Common Stock (the “Public Warrant Shares”) issuable upon the exercise of the Company’s public warrants (the “Public Warrants”) and (b) under certain circumstances, up to 7,236,667 shares of Common Stock (the “Private Placement Warrant Shares”) issuable upon the exercise of the Company’s private placement warrants (the “Private Placement Warrants”);
•the offer and resale by certain of the selling securityholders (the “Selling Securityholders”) defined and listed in the Registration Statement and the prospectus contained within the Registration Statement (the “Prospectus”) of up to an aggregate of 358,211,888 shares of Common Stock consisting of: (a) up to 18,550,000 shares of Common Stock (the “Business Combination PIPE Shares”) issued in connection with a private placement described in more detail in the Registration Statement; (b) up to 11,068,750 shares of Common Stock (the “Founder Shares”) issued in connection with the consummation of the Company’s business combination (the “Business Combination”) as described in more detail in the Registration Statement; (c) up to 141,470,697 shares of Common Stock (the “Sema4 Holder Shares”) issued pursuant to that certain Agreement and Plan of Merger, dated February 9, 2021 (as amended, the “Business Combination Merger Agreement”), in connection with the consummation of the Business Combination as described in more detail in the Registration Statement; (d) up to 19,021,576 shares of Common Stock (the “Earn-Out Shares”) that certain of the Selling Securityholders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions pursuant to the Business Combination Merger Agreement; and (e) up to 7,236,667 Private Placement Warrant Shares issuable upon the exercise of the Private Placement Warrants;
•the offer and resale by certain of the Selling Securityholders of up to 7,236,667 Private Placement Warrants; and
•the offer and resale by certain of the Selling Securityholders of up to an aggregate of up to 160,864,198 shares of the Company’s Common Stock consisting of: (a) up to 80,000,000 shares (the “Acquisition Shares”) issued pursuant to that certain Agreement and Plan of Merger, dated January 14, 2022 (as amended, the “Acquisition Merger Agreement”), in connection with the consummation of the Company’s acquisition of GeneDx, Inc., as described in more detail in the Registration Statement; (b) up to 30,864,198 shares that may be issuable pursuant to the Acquisition Merger Agreement in connection with the achievement of certain revenue-based milestones, as described in more detail in the Registration Statement; and (c) up to 50,000,000 shares (the “Acquisition PIPE Shares”) issued in a private placement described in more detail in the Registration Statement.
In connection with our opinion expressed below we have examined originals or copies of the Company’s Third and Amended Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Company’s Restated Bylaws (the “Bylaws”), the Warrant Agreement, dated September 1, 2022 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, the Business Combination Merger Agreement, the Acquisition Merger Agreement, certain corporate proceedings of the Company’s board of directors and stockholders relating to the Registration Statement, the Certificate of Incorporation and the Bylaws, and such other agreements, documents, certificates and statements of the Company, its transfer agent, its warrant agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by us. In giving our opinion, we have also relied upon a good standing certificate issued by the Delaware Secretary of State dated August 26, 2022 and a management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”), including representations that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or equity plans of the Company, to enable the Company to issue and deliver all of the shares of Common Stock to be sold by the Selling Securityholders pursuant to the Registration Statement and the Prospectus. We also have assumed that the Warrant Agreement, at the time of the exercise of the Public Warrants and Private Placement Warrants in exchange for Public Warrant Shares and Private Placement Warrant Shares, respectively, will be a valid and legally binding obligation of the Warrant Agent (as defined in the Warrant Agreement).
As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and the Management Certificate and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
We are admitted to practice law in the State of New York and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, (i) the Delaware General Corporation Law and, (ii) solely with respect to whether or not the Private Placement Warrants are the valid and binding obligations of the Company, the existing laws of the State of New York. Without limitation, we express no opinion with respect to the federal laws of the United States of America or the securities or “blue sky” laws of any state or any local or regional laws.
This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Private Placement Warrants:
1.The effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, assignment for the benefit of creditors, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers.
2.The effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law.
We express no opinion regarding the effectiveness of any waiver or stay, extension or of unknown future rights. Further, we express no opinion regarding the effect of provisions relating to indemnification, exculpation or contribution to the extent such provisions may be held unenforceable as contrary to federal or state securities laws or public policy.
Based upon the foregoing, we are of the opinion that,

1.The Public Warrant Shares have been duly authorized and, when issued and delivered upon exercise of the Public Warrants in the manner and for the consideration stated in the Public Warrants, will be validly issued, fully paid and non-assessable.
2.The Private Placement Warrant Shares have been duly authorized and, when issued and delivered upon exercise of the Private Placement Warrants following the public resale of the Private Placement Warrants by the Selling Securityholders pursuant to the Prospectus in the manner and for the consideration stated in the Private Placement Warrants, will be validly issued, fully paid and non-assessable.
3.The Business Combination PIPE Shares have been duly authorized and are validly issued, fully paid and non-assessable.
4.The Founder Shares have been duly authorized and are validly issued, fully paid and non-assessable.
5.The Sema4 Holder Shares have been duly authorized and are validly issued, fully paid and non-assessable.
6.The Earn-Out Shares have been duly authorized and, when issued and delivered in accordance with the Business Combination Merger Agreement, will be validly issued, fully paid and non-assessable.
7.The Private Placement Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
8.The Acquisition Shares have been duly authorized and are validly issued, fully paid and non-assessable.
9.The Milestone Shares have been duly authorized and, when issued and delivered in accordance with the Acquisition Merger Agreement, will be validly issued, fully paid and non-assessable.
10.The Acquisition PIPE Shares have been duly authorized and are validly issued, fully paid and non-assessable. .

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
This opinion is intended solely for use in connection with sale of the Common Stock to be issued and sold by the Company and the securities to be sold by the Selling Securityholders pursuant to the Registration Statement and the Prospectus and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very Truly Yours,

/s/ Fenwick & West LLP

Fenwick & West LLP